Harbor Custom Development, Inc. Reports 2022 Third Quarter Financial Results

Tacoma, Washington – (GLOBENEWSWIRE) – November 14, 2022 – Harbor Custom Development, Inc. (“Harbor,” “Harbor Custom Homes®,” or the “Company”), (NASDAQ: HCDI; HCDIP; HCDIW; HCDIZ), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced its financial results for the third quarter and nine months ended September 30, 2022.

Third Quarter 2022 Financial Highlights Compared to Third Quarter 2021
•Sales of $11.7 million compared to $18.0 million
•Gross profit of $0.4 million compared to $7.1 million
•Gross margin of 3.7% compared to 39.7%
•Net loss of $(3.4) million compared to net income of $3.7 million
•Loss per share of $(0.37) compared to basic earnings per share of $0.21
•EBITDA loss of $(3.2) million compared to EBITDA of $4.3 million
•Adjusted EBITDA loss of $(3.1) million compared to Adjusted EBITDA of $4.5 million

Nine Months Ended September 30, 2022 Financial Highlights Compared to Nine Months Ended September 30, 2021
•Sales of $50.6 million compared to $46.0 million
•Gross profit of $4.6 million compared to $11.1 million
•Gross margin of 9.0% compared to 24.1%
•Net loss of $(6.3) million compared to net income of $3.2 million
•Loss per share of $(0.88) compared to basic earnings per share of $0.17
•EBITDA loss of $(4.6) million compared to EBITDA of $6.6 million
•Adjusted EBITDA loss of $(4.0) million compared to Adjusted EBITDA of $7.0 million

Harbor Custom Development, Inc.’s President and CEO, Sterling Griffin stated, “While our third quarter results were impacted by lower sales and higher operating expenses, we continued to make progress on our strategic initiatives to support future growth. I am pleased with the development we made in our transition to focus on multifamily projects and believe this strategy will enable us to drive additional value for our shareholders.”

Mr. Griffin continued, “Today’s market environment remains unstable. The increases in interest rates to combat inflation, combined with affordability challenges and lower buyer sentiment, have weakened demand, particularly for land, lots, and single-family homes. These dynamics, along with their resultant uncertainty and inability to obtain cost-effective financing, as well as delays in the closing of certain multifamily projects and home sales, have caused us to revise our financial guidance downwards for the full year 2022. We continue to believe our unique portfolio positions us to deliver future financial growth through our multi-family offerings in 2023 and remain confident that the team we have in place will enable us to manage the changing market conditions and position us for long-term success.”

2022 Outlook
Harbor is revising downward its previous guidance for fiscal 2022:

•Revenue is expected to be in the range of approximately $61.0 million to $65.0 million; and
•Adjusted EBITDA is expected to be in the range of a loss of approximately $(5.0) million to $(7.0) million.
•This updated guidance is based solely on real estate that is under contract and scheduled to be completed and closed in 2022.

Results for the Third Quarter 2022

Sales for the third quarter 2022 decreased by (34.8)% to $11.7 million, compared to sales of $18.0 million for the third quarter 2021. This decrease was largely due to a decrease in entitled land sales of $7.0 million and developed lots sales of $0.8 million, partially offset by increases in homes sales of $0.8 million and fee build revenues of $0.8 million.

Gross profit for the third quarter 2022 decreased to $0.4 million compared to $7.1 million for the third quarter 2021. Gross margin for the third quarter 2022 decreased to 3.7% compared to 39.7% for the third quarter 2021. The $(6.7) million decrease in gross profit and (35.9)% decrease in gross margin were primarily due to the non-recurrence of higher margin entitled land sales in 2022 and a decrease in fee build gross profit and gross margin due to significant cost overruns. The entitled land sales in the third quarter 2021 provided $5.9 million gross profit dollars at a gross margin of 57.0% that did not recur in the third quarter 2022.

Operating expenses for the third quarter 2022 were $4.5 million compared to $3.3 million for the third quarter 2021. The increase in operating expenses was primarily due to $0.9 million of bad debt expense related to notes and interest receivable from the sale of Winding Lanes developed lots in March 2022 and $0.5 million in pre-acquisition due diligence costs associated with the cancelation of the Westry Village project. These infrequent project charges were partially offset by a reduction in our 2022 incentive bonus compensation of $0.6 million. Individually less significant increases in payroll expenses, marketing and advertising, right of use expense for a new corporate office, and depreciation expense, partially offset by a decrease in stock compensation also contributed to the change over the prior year period. Operating expenses as a percentage of sales for the third quarter 2022 were 38.5% compared to 18.4% for the third quarter 2021. The increase in operating expenses as a percentage of sales is primarily due to the expense increases previously stated and lower sales in the third quarter 2022 as compared to the third quarter 2021.

For the third quarter 2022, net loss was $(3.4) million compared to net income of $3.7 million for the third quarter 2021. Net loss attributable to common stockholders for the third quarter 2022 was $(5.3) million or $(0.37) loss per share compared to net income attributable to common stockholders of $3.1 million or $0.21 basic earnings per share for the third quarter 2021.

EBITDA for the third quarter 2022 decreased from $4.3 million in the third quarter 2021 to a loss of $(3.2) million for the third quarter 2022. Adjusted EBITDA, which excludes the impact of stock compensation and other non-recurring costs, for the third quarter 2022 decreased to a loss of $(3.1) million compared to Adjusted EBITDA of $4.5 million for the third quarter 2021. For the third quarter 2022, Adjusted EBITDA loss as a percentage of sales was (26.2)% compared to 25.1% Adjusted EBITDA as a percentage of sales for the third quarter 2021.

Based on the third quarter 2022 financial results, the Company failed to meet a financial covenant of the Loan Agreement (the “Loan”) with BankUnited, N.A. (the “Lender”) as disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 28, 2022. The Company will provide material updates as appropriate.

Results for the Nine Months Ended September 30, 2022

Sales for the first nine months of 2022 increased by 10.0% to $50.6 million, compared to sales of $46.0 million for the first nine months of 2021. This increase was largely due to increases in home sales of $11.5 million, fee build revenue of $3.6 million, and sales of developed lots of $1.3 million, partially offset by an $11.9 million decrease in the sales of entitled land.

Gross profit for the first nine months of 2022 decreased to $4.6 million compared to $11.1 million for the first nine months of 2021. Gross margin for the first nine months of 2022 was 9.0% compared to 24.1% for the first nine months of 2021. The $(6.5) million decrease in gross profit was primarily due to decreases in entitled land gross profit of $(4.5) million and fee build gross profit of $(3.8) million, which was partially offset by an increase in home sales gross profit of $2.4 million. The (15.1)% decrease in gross margin was primarily driven by significant cost overruns with fee build projects resulting in a (56.1)% gross margin decline. The fee build gross margin decline was partially offset by gross margin increases from homes, developed lots, and entitled land sales.

Operating expenses for the first nine months of 2022 were $12.0 million compared to $7.6 million for the first nine months of 2021. This increase is primarily attributable to the investment made in our public company infrastructure and to support our future growth plans, bad debt expense associated with the Winding Lane note and interest receivable, and pre-acquisition diligence costs associated with the Westry Village project that was canceled. Payroll related costs, bad debt expense, professional fees, and project cancelation costs were the largest contributors to the increase in operating expenses of $1.2 million, $0.9 million, $0.5 million, and $0.5 million, respectively. Right of use expense for a new corporate office, depreciation expense, marketing and advertising, and insurance also contributed to the increase over the prior year period. Operating expenses as a percentage of sales for the first nine months of 2022 were 23.7% compared to 16.6% for the first nine months of 2021. The increase in operating expenses as a percentage of sales is primarily due to the increase in operating expenses as described above which have increased faster than the increase in sales.

For the first nine months of 2022, net loss was $(6.3) million compared to net income of $3.2 million for the first nine months of 2021. Net loss attributable to common stockholders for the first nine months of 2022 was $(12.1) million or $(0.88) loss per share compared to net income attributable to common stockholders of $2.5 million or $0.17 basic earnings per share for the first nine months of 2021.

EBITDA for the first nine months of 2022 decreased (169.6)% to a loss of $(4.6) million compared to EBITDA of $6.6 million for the first nine months of 2021. Adjusted EBITDA, which excludes the impact of stock compensation and other non-recurring costs, for the first nine months of 2022 decreased by (156.5)% to a loss of $(4.0) million compared to Adjusted EBITDA of $7.0 million for the first nine months of 2021. For the first nine months of 2022, Adjusted EBITDA loss as a percentage of sales was (7.8)% compared to 15.2% Adjusted EBITDA as a percentage of sales for the first nine months of 2021.

Full Year 2022 Outlook Estimate

Based on an in-depth analysis of the current market conditions, the construction status of our project portfolio, and our third quarter results, we are adjusting our previously announced 2022 revenue and Adjusted EBITDA guidance to assume the following:

•Revenue of approximately $61.0 million to $65.0 million compared to the previous target of approximately $80.0 million to $90.0 million, and
•Adjusted EBITDA loss of approximately $(5.0) million to $(7.0) million compared to the previous target of at or around break even.
•This updated guidance is based solely on real estate that is under contract and scheduled to be completed and closed in 2022.

Mr. Griffin concluded, “The further reduction to our revenue expectation for the full year is mostly a timing variance for projects we previously expected to close in 2022, that will likely now push into 2023. The sales delays primarily relate to longer than expected construction timelines and the significant changes in overall market conditions. Rising interest rates and affordability challenges have resulted in buyer uncertainty and delays in buyers being able to secure financing to purchase our properties. Adjusted EBITDA is also expected to be impacted by the revenue delays mentioned, as well as a bad debt expense related to the Winding Lanes note and interest receivable, and other non-recurring costs. While this year has not met our expectations, we are excited about the future.”

Reconciliation of the forward-looking full year 2022 Adjusted EBITDA estimate to net income is not being provided as we do not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Our management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on our reported net income and reported effective tax rate because these items, which could be significant, are difficult to predict and highly variable.

Financial Results Conference Call Details

Harbor will host a conference call on Monday, November 14, 2022, at 9:30 a.m. PT (12:30 p.m. ET) to elaborate on the third quarter results and the Company’s outlook. The public may access the conference call through an audio webcast available at https://investors.harborcustomhomes.com/events. Those who would like to submit written questions in advance, please email: IR@harborcustomdev.com. The conference call will be available by telephone at 1-877-407-0789 (for international callers, dial 1-201-689-8562), and refer to “Harbor” or conference ID: 13733894. A replay of the conference call will be available for two weeks at 1-844-512-2921 (for international callers, dial 1-412-317-6671) using the replay PIN: 13733894.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home and apartment building, marketing, and sales of various residential projects in Western Washington’s Puget Sound region; Sacramento, California; Austin, Texas; and Punta Gorda, Florida. As a land developer and builder of apartments and single-family luxury homes, Harbor Custom Development’s business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views to develop and sell residential lots, new home communities, and multi-story apartment properties within a 20- to 60-minute commute of the nation’s fastest-growing metro employment corridors. Harbor is leading the real estate industry as the first national land developer and builder accepting payment in the form of cryptocurrency for its listed land, developed lots, residential homes, and apartments. For more information on Harbor Custom Development, Inc., please visit www.harborcustomdev.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements relate to, but are not limited to, expectations of future operating results and financial performance, including GAAP and non-GAAP guidance for the year ending December 31, 2022, the calculation of certain of our key financial and operating metrics, and expectations regarding sales of inventory, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate, “predict,” “target,” “project,” “intend,” “potential,” “would,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology that concerns our expectations, strategy, priorities, plans, or intentions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. These forward-looking statements are subject to various risks and uncertainties, including without limitation, changes in the real estate industry such as increases in mortgage interest rates which could dampen residential home purchases, and those risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. This document includes statements of summarized financial projections. There will be differences between the projected and actual results because events and circumstances frequently do not occur as expected and those differences may be material. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

This press release and the financial information contained herein include EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, (GAAP), and are therefore referred to as non-GAAP financial measures. We have provided definitions for these non-GAAP financial measures and tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our business and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Investor Relations
Hanover International
IR@harborcustomdev.com 866-744-0974

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Cash	$13,707,900	$25,629,200
Restricted Cash	597,600	597,600
Accounts Receivable, net	5,503,900	1,113,500
Contract Assets, net	—	2,167,200
Notes Receivable, net	9,754,200	2,000,000
Prepaid Expense and Other Assets	2,911,900	2,778,100
Real Estate	179,932,800	122,136,100
Property, Plant and Equipment, net	10,069,200	9,199,700
Right of Use Assets	2,323,400	3,429,700
Deferred Tax Asset	2,586,800	649,000
TOTAL ASSETS	$227,387,700	$169,700,100

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts Payable and Accrued Expenses	$13,340,300	$10,662,800
Dividends Payable	634,700	670,900
Contract Liabilities	896,700	—
Deferred Revenue	63,900	44,800
Note Payable - D&O Insurance	537,500	903,800
Revolving Line of Credit Loan, net of Unamortized Debt Discount of $0.8 million and $0 respectively	24,011,400	—
Equipment Loans	4,296,100	5,268,500
Finance Leases	188,000	543,400
Construction Loans, net of Unamortized Debt Discount of $2.4 million and $4.4 million, respectively	83,263,500	34,957,100
Construction Loans - Related Party, net of Unamortized Debt Discount of $0.01 million and $1.1 million, respectively	8,926,100	13,426,600
Right of Use Liabilities	3,168,000	3,484,400
TOTAL LIABILITIES	139,326,200	69,962,300

STOCKHOLDERS’ EQUITY
Preferred Stock, no par value per share, 10,000,000 shares authorized and 3,799,799 issued and outstanding at September 30, 2022 and 4,016,955 issued and outstanding at December 31, 2021	62,912,100	66,507,500
Common Stock, no par value per share, 50,000,000 shares authorized and 14,352,365 issued and outstanding at September 30, 2022 and 13,155,342 issued and outstanding at December 31, 2021	35,704,700	32,122,700
Additional Paid In Capital	1,224,600	752,700
Retained Earnings (Accumulated Deficit)	(11,779,900)	1,646,500
Stockholders’ Equity	88,061,500	101,029,400
Non-Controlling Interest	—	(1,291,600)
TOTAL STOCKHOLDERS’ EQUITY	88,061,500	99,737,800

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$227,387,700	$169,700,100

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021

Sales	$11,748,500	$18,010,600	$50,616,000	$46,017,200

Cost of Sales	11,310,800	10,866,200	46,055,400	34,938,300

Gross Profit	437,700	7,144,400	4,560,600	11,078,900

Operating Expenses	4,523,800	3,322,100	12,017,200	7,639,700

Operating Income (Loss)	(4,086,100)	3,822,300	(7,456,600)	3,439,200

Other Income (Expense)
Interest Expense	(565,800)	(115,100)	(1,046,800)	(298,500)
Interest Income	163,900	—	378,900	—
Loss on Sale of Equipment	(12,600)	—	(118,100)	(35,900)
Other Income	18,000	1,200	26,200	123,800
Total Other (Expense)	(396,500)	(113,900)	(759,800)	(210,600)

Income (Loss) Before Income Tax	(4,482,600)	3,708,400	(8,216,400)	3,228,600

Income Tax (Benefit)	(1,067,800)	—	(1,937,800)	—

Net Income (Loss)	$(3,414,800)	$3,708,400	$(6,278,600)	$3,228,600

Net Loss Attributable to Non-controlling interests	—	—	(600)	(1,700)
Preferred Dividends	(1,903,700)	(631,400)	(5,856,200)	(771,500)

Net Income (Loss) Attributable to Common Stockholders	$(5,318,500)	$3,077,000	$(12,134,200)	$2,458,800

Earnings (Loss) Per Share - Basic	$(0.37)	$0.21	$(0.88)	$0.17
Earnings (Loss) Per Share - Diluted	$(0.37)	$0.17	$(0.88)	$0.17

Weighted Average Common Shares Outstanding - Basic	14,350,899	14,898,594	13,862,865	14,350,143
Weighted Average Common Shares Outstanding - Diluted	14,350,899	22,063,584	13,862,865	14,522,663

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	For the Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(6,278,600)	$3,228,600
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	1,022,200	783,500
Amortization of right of use assets	440,300	252,200
Loss on sale of equipment	119,800	35,900
Provision for loss on contract	421,400	—
Impairment loss on notes and related interest receivable	898,400	—
Stock compensation	473,800	416,100
Forgiveness on PPP loan	—	(10,000)
Amortization of revolver issuance costs	320,100	—
Net change in assets and liabilities:
Accounts receivable	(4,390,400)	(26,600)
Contract assets	2,167,200	(4,762,400)
Notes receivable	(8,524,600)	—
Prepaid expenses and other assets	(261,700)	820,300
Real estate	(56,179,400)	(82,755,400)
Deferred tax asset	(1,937,800)	—
Accounts payable and accrued expenses	2,677,600	3,175,800
Contract liabilities	475,300	390,900
Deferred revenue	19,100	(874,600)
Payments on right of use liability, net of incentives	349,600	(241,600)
NET CASH USED IN OPERATING ACTIVITIES	$(68,187,700)	$(79,567,300)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	$(1,808,000)	$(378,100)
Proceeds on the sale of equipment	194,400	69,500
NET CASH USED IN INVESTING ACTIVITIES	$(1,613,600)	$(308,600)

CASH FLOWS FROM FINANCING ACTIVITIES
Construction loans	$65,240,900	$39,560,800
Payments on construction loans	(16,080,500)	(10,092,500)
Financing fees construction loans	(2,304,000)	(1,476,900)
Related party construction loans	8,576,500	15,500,000
Payments on related party construction loans	(13,220,500)	(9,197,200)
Financing fees related party construction loans	(23,600)	(1,983,900)
Revolving line of credit loan, net of payments	24,788,900	—
Financing fees revolving line of credit loan	(1,097,700)	—
Note payable D&O insurance	590,100	—
Payments on note payable D&O insurance	(956,400)	(867,600)
Payments on equipment loans	(1,655,300)	(1,430,500)
Payments on financing leases	(70,700)	(289,000)
Payments on PPP loan	—	(9,300)
Net proceeds from issuance of common stock	—	25,101,000
Net proceeds from issuance of preferred stock	—	28,661,000
Preferred dividends	(5,892,400)	(560,900)
Repurchase of common stock	(437,700)	—
Proceeds from exercise of stock options	8,600	18,000
Proceeds from exercise of warrants	413,800	—
Deferred offering cost	—	(68,300)
NET CASH PROVIDED BY FINANCING ACTIVITIES	$57,880,000	$82,864,700

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	(11,921,300)	2,988,800

CASH AND RESTRICTED CASH AT BEGINNING OF YEAR	26,226,800	2,396,500

CASH AND RESTRICTED CASH AT END OF PERIOD	$14,305,500	$5,385,300

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021

Net Income (Loss)	$(3,414,800)	$3,708,400	$(6,278,600)	$3,228,600

Interest Expense - Cost of Sales	338,300	207,800	1,558,300	2,275,400
Interest Expense - Other	565,800	115,100	1,046,800	298,500
Depreciation	382,600	300,400	1,022,200	783,500
Amortization	2,400	—	5,700	—
Tax (Benefit)	(1,067,800)	—	(1,937,800)	—
EBITDA	$(3,193,500)	$4,331,700	$(4,583,400)	$6,586,000

Stock compensation	119,100	185,200	473,800	416,100
Other non-recurring costs	—	10,400	150,200	10,400
Total Add backs	119,100	195,600	624,000	426,500
Adjusted EBITDA	$(3,074,400)	$4,527,300	$(3,959,400)	$7,012,500

EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation, and amortization.

Adjusted EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation, and amortization, equity-based compensation expense and other non-recurring costs, which are deemed to be transitional in nature or not related to our core operations.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of sales.